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                                FOR:              CAMERON ASHLEY BUILDING
                                                  PRODUCTS, INC.

                                APPROVED BY:      Garold E. Swan
                                                  Chief Financial Officer
                                                  (214) 860-5100
For Immediate Release
                                CONTACT:          Morgen-Walke Associates
                                                  Gordon McCoun/Jennifer Angell
                                                  Media contact: Stacey Reed
                                                  (212) 850-5600



                    Cameron Ashley ANNOUNCES Increased offer
                          TO ACQUIRE OUTSTANDING SHARES
                - PURCHASE CONSIDERATION TO BE $18.25 PER SHARE -

         DALLAS, Texas, March 21, 2000-- Cameron Ashley Building Products, Inc. (NYSE:CAB) announced today that the investment group consisting of CGW Southeast Partners IV, L.P and an affiliate of Citicorp Venture Capital, Ltd., a subsidiary of Citigroup Inc. (NYSE:C) along with senior management of the Company and a strategic partner, has increased its offer to acquire all the outstanding shares of Cameron Ashley's common stock from its initial bid price of $15.10 to $18.25 per share in cash.

         The total consideration of the proposed transaction is approximately $348 million including the assumption of debt. Financing commitments, subject to customary conditions, are in place with both senior and subordinated debt sources.

         The Special Committee, consisting of independent members of the Board of Directors, will evaluate this revised proposal along with its financial advisor, Credit Suisse First Boston. The offer stipulates a deadline for acceptance of 5:00 PM on Monday, March 27, 2000. The Special Committee is also evaluating the previously announced proposal by Guardian Industries Corp. to acquire all the outstanding shares of Cameron Ashley's common stock at a price of $17.00 per share.

        Cameron Ashley Building Products, Inc. is a distributor of a broad line of building products that are used principally in home improvement, remodeling and repair work and in new residential construction. The Company distributes its products to independent building material dealers, professional builders, large contractors and mass merchandisers through a network of more than 160 branches located throughout the United States and Canada. Product lines include roofing, millwork, pool and patio enclosure materials, insulation, siding, steel products, industrial metals and a variety of other building materials.

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CAMERON ASHLEY ANNOUNCES INCREASED OFFER TO
ACQUIRE OUTSTANDING SHARES                                                Page 2

        Certain statements in this release are "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be indicated by phrases such as "believes", "anticipates", "expects", "intends", "foresees", "projects", "predicts", "forecasts" or similar words and are subject to known and unknown risks and uncertainties which may cause actual results in the future to differ materially from forecasted results. Among the key factors that could cause results to differ materially are: (i) the inability of the parties to the definitive merger agreement to complete the proposed buy-out; (ii) actions by competitors, suppliers, customers, shareholders, regulators and others following the announcement of the proposed buy-out; (iii) stock market and financing market conditions; (iv) business and economic conditions in North America and in the regional markets in which the Company operate; (v) adverse homebuilding conditions including those related to weather and interest rates; (vi) reliable and cost-effective supply of products from manufacturers; and (vii) technology risks in implementing new and/or converting existing information systems and other risks more fully described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligations to update the information contained herein, which speaks only as of this date.

Note: More information on Cameron Ashley Building Products can be found on the Wide World Web at http://www.cabp.com.

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